Exhibit 99.3

NeuroBo Pharmaceuticals & Gemphire Therapeutics Merger Building a pipeline of treatment candidates for neurodegenerative diseases that affect millions of patients worldwide Novel Treatment Candidates for Neurodegenerative Conditions July 2019

Disclaimer Forward-Looking Statements—All statements in this presentation other than statements of historical facts, including statements regarding the proposed transaction and other contemplated transactions, expected future results of operations and financial position of NeuroBo, its business or strategy, the clinical development of its product candidates and its objectives for future operations, are forward-looking statements. The words “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions are intended to identify these forward-looking statements. Such forward-looking statements are based on expectations and involve risks, uncertainties and assumptions, including, without limitation: the risk that conditions to closing the proposed transaction are not satisfied, risks related to Gemphire’s ability to correctly estimate and manage its expenses, the risk that as a result of adjustments to the exchange ratio, Gemphire stockholders or NeuroBo stockholders could own more or less of the combined company than anticipated, the risk that the conditions to payment under the CVRs will not be met and that the CVRs may otherwise never deliver any value to Gemphire stockholders, risks related to the timing of completion of and availability of data from NeuroBo’s planned clinical trials, the clinical utility, potential benefits and market acceptance of NeuroBo’s product candidates, developments relating to NeuroBo’s competitors and its industry, the impact of government laws and regulations, NeuroBo’s ability to protect its intellectual property position, the strength of NeuroBo’s intellectual property portfolio, the strength of NeuroBo’s financial position, and changes in NeuroBo’s capital resource requirements. Consequently, actual results may differ materially from those expressed or implied in the statements. New risks emerge from time to time and it is not possible to predict all such factors. Forward-looking statements included in this presentation are based on information available to Gemphire and NeuroBo as of the date of this presentation. Neither Gemphire nor NeuroBo undertakes any obligation to update such forward- looking statements to reflect events or circumstances after the date of this presentation. Market and Statistical Data—This presentation contains estimates and other statistical data made by independent parties and by NeuroBo relating to market size and growth and other data about NeuroBo’s industry. This data involves assumptions and limitations, and you are cautioned not to give undue weight to such estimates and statistical data. Neither Gemphire, NeuroBo nor any other person makes any representation as to the accuracy or completeness of such data or undertakes any obligation to update such data after the date of this presentation. 2

Additional Information and Where You Can Find It Important Additional Information Will be Filed with the SEC. In connection with the proposed transaction, Gemphire intends to file relevant materials with the SEC, including a registration statement on Form S-4 that will contain a proxy statement/prospectus/information statement. GEMPHIRE URGES INVESTORS AND STOCKHOLDERS TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GEMPHIRE, NEUROBO, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement/prospectus/information statement and other documents filed by Gemphire with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement/prospectus/information statement and other documents filed by Gemphire with the SEC by written request to Gemphire Therapeutics Inc., 17199 N. Laurel Park Drive, Suite 401, Livonia, MI 48152, Attention: Corporate Secretary. Investors and stockholders are urged to read the proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction. Participants in the Solicitation—Gemphire and NeuroBo, and each of their respective directors and executive officers and certain of their other members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about Gemphire’s directors and executive officers is included in Gemphire’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 18, 2019. Additional information regarding these persons and their interests in the transaction will be included in the proxy statement relating to the transaction when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above. No Offer or Solicitation—This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No public offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. 3

NeuroBo Summary NB-01, the lead drug candidate, is Phase 3-ready in Diabetic Neuropathic Pain (DNP). Additional pain indications and a second IND-ready drug candidate in neurodegenerative disease, NB-02, are being developed. Robust Drug Pipeline Large Market DNP estimated to affect up to 22% of all patients with diabetes and is projected to represent a global market of $7.1 billion by 2026 (GlobalData, 2018). Differentiation NeuroBo drug candidates are based on natural product sources, shown to be efficacious with favorable safety profiles, and have potential disease-modifying properties. Intellectual Property Strong IP portfolio consists of composition, method of use, and processes for both drug candidates NB-01 and NB-02. Financing, Management Strong financial position with Series B financing yielding gross proceeds of $24 million closed in July 2019 and additional investor discussions are ongoing. Management team with 150+ years combined experience in drug development, innovation, and corporate strategy. 4

The NeuroBo Management Team Mark Versavel, MD, PhD, MBA Chief Medical Officer John L. Brooks III, MSBA, BBA President & CEO Experienced biotech, device, and healthcare executive Senior medical and clinical drug development experience Nandan Padukone, PhD Senior Vice President, Business Development Experienced executive in innovation and venture development Nicola Shannon, RegN.,BA Vice President, Clinical Operations Experienced senior executive in clinical operations 5

Roy Freeman, MD Founder and Chair of SAB Scientific Advisory Board Members Robert H. Dworkin, Ph.D. Leading Clinician in Neuropathy Bob Rappaport, MD Regulatory Expert Professor at Harvard Medical School and Physician at Beth Israel Leahy Health Former Division Director of Anesthesia, Analgesia and Addiction Products at FDA Renowned global leader in the treatment and prevention of chronic neuropathic and musculoskeletal pain Additional SAB Members Being Recruited 6

Diabetic Neuropathic Pain (DNP) arises due to hyperglycemia and other diabetes-related factors. Up to 22% of all patients with diabetes suffer from DNP Most common pain symptoms are reported to be numbness, tingling, burning, sharp, and dull ache, which are often localized to the extremities, impacting the feet and hands (Cakici et al., 2016) Current treatment options are efficacious in less than 50% of patients Only three approved therapies for the treatment of DNP: Lyrica (pregabalin), Cymbalta (duloxetine), and Nucynta ER (tapentadol) Outside of these drugs, the market consists of off-label use and generic medications Key treatment needs: Minimal side effects with pain alleviation Disease modification with nerve regeneration Diabetic Neuropathic Pain Background 7 GlobalData PharmaPoint: Painful Diabetic Neuropathy, 2018

Diabetic Neuropathic Pain Market Overview

2018 DNP Global Market:

~8.4M	~4M	~$3.6B
(~2.4M U.S.)	(~1.2M U.S.)	(~$2.6B U.S.)
Prevalent Population	**Total Diagnosed and Treated Population**	**Market Sales**

Projected 2026 DNP Global Market:

~10.8M	~5.5M	~$7.1B
(~3.4M U.S.)	(~1.9M U.S.)	(~$4.8B U.S.)
Prevalent Population	**Total Diagnosed and Treated Population**	**Market Sales**

GlobalData PharmaPoint: Painful Diabetic Neuropathy, 2018

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Disease Indication Current Stage of Development Discovery Preclinical Phase 1 Phase 2 Phase 3 NB-01 Diabetic Neuropathic Pain (DNP) Chemotherapy-induced Neuropathic Pain Post-traumatic Neuropathic Pain Diabetic Neuropathy NB-02 Alzheimer’s Disease Tauopathies Development Pipeline In Neuropathic Pain and Neurodegenerative Disease 9

50% Responder Rates: NB-01 Shows Equivalent Efficacy to Approved Drugs Despite Higher Placebo Effect in Phase 2 Study NB-01 Duloxetine Pregabalin 10 Moore et al, 2009; Lunn et al, 2014 0 10 20 30 40 50 60 PGB-Placebo PGB-300mg DLX-Placebo DLX-120mg NB-01 Placebo NB-01-600mg Percentage of 50% Responders

Adverse Events of NB-01 from Phase 2 Studies Observed within 2-3% of Placebo Safety data compiled from two Phase 2 studies (US and Korea) Average incidence of AEs over Placebo of Approved Treatments for DNP 11 Range: 15-30% 0% 5% 10% 15% 20% 25% 30% 35% Constipation Sinusitis Headache Back pain Placebo NB-01

• • Change from Baseline in NRS Score 0.5 1.5 2.5 3.5 0 1 2 3 4 5 6 7 8 9 10 11 12 Weeks * * * * * * * * * * NRS: 11-point numeric rating scale * <0.05, ∗∗ <0.01 NB-01 300mg NB-01 600mg Placebo 16 US sites, 128 subjects, 3 doses vs. placebo (600mg and 300mg doses shown here) ClinicalTrials.gov NCT01822925 Two End of Phase 2 meetings completed with the U.S. Food & Drug Administration (FDA) 300mg and 600mg suggested by FDA for advancement to Ph 3 Trial NB-01 Improved Pain Scores in US Phase 2 Study of DNP 12

Three Phase 3 Studies in DNP Powered For Efficacy and Safety


2019
2020
2021
2022
2023
Interim analysis results @ 240 pts
Submit NDA
NB-01-301 (NA) ANCHOR
CSR
start-up
NB-01-302 (OUS) BELAY
CSR
NB-01-303 (Ext.) CLIMB

NB-01 ANCHOR Study: North American Pivotal Study

- N=717; 2 doses – 300mg and 600mg daily vs. placebo
- Primary endpoint: Change from baseline to week 12 in the weekly mean of the average daily pain score measured by the PI-NRS , an 11-point numerical scale

NB-01 BELAY Study: OUS Pivotal Study

- Same as Anchor Study performed OUS

NB-01 CLIMB Study: Extension Safety Study, All Patients

- 12-month long-term safety extension study; n= ~1100-1200
- Disease modification: Blood samples assayed for AGEs, inflammatory markers; potential skin biopsies for assay of nerve growth

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Potential Synergistic Disease-Modifying Action on Underlying Pathways in Rodent Models Reverses inflammation, decreases advanced glycation end-products, and restores nerve growth factor as shown in preclinical models of diabetes Elevation of Nerve Growth Factor (NGF) Reduction of Advanced Glycation End-products Anti-Inflammatory 14 TNF- Reduction NGF Elevation Note: DA-9801 = NB-01 AGE Reduction

Summary Planned merger of NeuroBo Pharmaceuticals and Gemphire Therapeutics NeuroBo has a strong team, a late-stage clinical candidate (NB-01), and a recent $24M investment of capital NB-01 targets diabetic neuropathic pain (DNP); NB-01 Phase 3 clinical trial in DNP expected to begin this year Post-merger John L. Brooks, III, will become CEO of the combined company and Steve Gullans will join the Board of Directors Gemphire shareholders will receive contingent value rights for gemcabene 15

Intellectual Property Portfolio (with current year of expiration) Granted patents in US, EU, and Asia on combination of plant species for drug composition – 2027 Granted patents in EU, Asia, and allowance in US for composition and use in peripheral neuropathy - 2031 Patents being prosecuted on drug applications in neurodegenerative disease - 2031 NB-01 Drug Mixture Composition Peripheral Neuropathy Patents in prosecution for US, EU and Asia on composition for treating degenerative neurological disease including Alzheimer’s – 2035 Patents in prosecution in US, EU, and Asia on method for treating neurological disease including Alzheimer’s - 2035 NB-02 Drug Mixture Composition Neuro-degenerative disease 16

High Level Terms and Conditions of NeuroBo-Gemphire Merger Definitive agreement for all-stock merger announced on July 24, 2019 Expected to be completed 2H 2019; shares of common stock of post-merger combined company expected to trade on Nasdaq under new symbol NRBO Requires NeuroBo and Gemphire stockholder approval among other customary closing conditions Pre-closing financing by NeuroBo of approximately $24 million On a pro forma basis, current Gemphire stockholders will own 4.06% of the post-merger company and current NeuroBo investors will own 95.94% of the post-merger company (subject to adjustment based on Gemphire’s net cash balance and the amount of additional financing proceeds received by NeuroBo above the minimum required amount and up to and including $50 million) Gemphire stockholders to receive contingent value rights (CVRs) entitling them to certain cash payments in the event the gemcabene assets are sold or licensed during the CVR period Post-Merger Leadership: John L. Brooks, III, President & CEO of NeuroBo Post-Merger Board of Directors will be 6 directors, including Steve Gullans, Ph.D., Gemphire’s current President & CEO The transaction has been approved by the Board of Directors of both companies 17